CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Artison Investments Ltd.

We consent to the use of our report dated August 26, 2011, with respect to the financial statements of Artison Investments Ltd. as of the year ended April 30, 2011, to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1/A, Amendment No. 4 filed by Artison Investments Ltd. dated November 10, 2011.

 /s/ M&K CPAS, PLLC

 Houston, Texas

November 10, 2011